As filed with the Securities and Exchange Commission on April 2, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Innovative Eyewear, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	84-2794274
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11900 Biscayne Blvd., Suite 630

North Miami, Florida, 33181

(Address of Principal Executive Offices) (Zip Code)

2021 Equity Incentive Plan

(Full Title of the Plan)

Harrison Gross

Chief Executive Officer

11900 Biscayne Blvd., Suite 630

North Miami, Florida, 33181

(Name and Address of Agent for Service)

(786) 785-5178

(Telephone Number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

Sarah W. Williams, Esq.

Justin Grossman, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of Americas, 11th Floor

New York, New York 10105

(212) 370-1300

Fax: (212) 370-7889

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 (the “Registration Statement”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), is being filed by Innovative Eyewear, Inc. (the “Registrant” or the “Company”), to register an additional 417,453 shares of our common stock, par value $0.0001 per share (the “Common Stock”) which may be issued and sold pursuant to our 2021 Equity Incentive Plan (the “Plan”) to our employees, consultants and “affiliates” as such term is defined un Rule 405 under the Securities Act, which shares may include “controlled securities” as such term is defined in General Instruction C to Form S-8, in connection with increases in the number of shares available for issuance under the 2021 Plan in 2025 pursuant to the evergreen provisions included therein.

This Registration Statement includes, pursuant to General Instruction E to Form S-8 and Rule 429 of the Securities Act, a re-offer prospectus in Part I (the “Reoffer Prospectus”). The Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company on a continuous or a delayed basis in the future of up to 417,453 shares of Common Stock. These shares constitute “control securities” or “restricted securities” which have been issued prior to or issuable after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements contained in this Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Innovative Eyewear, Inc., a Florida corporation (the “Registrant”, the “Company”, “us”, “our” or “we”), has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 417,453 shares of our common stock, par value $0.00001 per share (the “Common Stock”), which may be offered and sold pursuant to the 2021 Equity Incentive Plan (the “2021 Plan”) in connection with an increase in the number of shares available for issuance under such plan in 2025 pursuant to the evergreen provision included therein and to file a prospectus, prepared in accordance with the requirements of Part I of Form S-3 and, pursuant to General Instruction C of Form S-8, to be used for reoffers and resales of Common Stock acquired by persons to be named therein upon the exercise of options and restricted stock awards granted under the 2021 Plan.

Pursuant to the Note to Part I on Form S-8, the documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Reoffer Prospectus

INNOVATIVE EYEWEAR, INC.

417,453 Shares of Common Stock

This prospectus relates to the resale of up to 417,453 shares (the “Shares”) of common stock, par value $0.00001 per share (the “Common Stock”), of Innovative Eyewear, Inc., a Florida corporation (the “Company”, “us”, “our” or “we”), which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares in connection with the exercise of stock options granted, and with stock or other awards made, and with the purchase of stock under, the Company’s 2021 Equity Incentive Plan (the “2021 Plan”).

The persons who are issued such Shares may include our directors, officers, employees and consultants, certain of whom may be considered our “affiliates”. Such persons may, but are not required to, sell the Shares they acquire pursuant to this prospectus. If any additional awards are issued to or shares are purchased by affiliates under the 2021 Plan, we will file with the Securities and Exchange Commission (the “Commission”) an update to this prospectus naming such person as a selling shareholder and indicating the number of shares such person is offering pursuant to the prospectus. See “Selling Stockholders” on page 11 of this prospectus. Our Common Stock is listed on The NASDAQ Capital Market under the symbol “LUCY.” On March 31, 2025, the closing price of the Common Stock on The NASDAQ Capital Market was $2.60 per share.

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We are paying all expenses of registration incurred in connection with this offering, but the Selling Stockholders will pay all brokerage commissions and other selling expenses.

Investing in our Common Stock is highly speculative and involves a significant degree of risk. See the section entitled “Risk Factors” on page 10 and in the documents incorporated herein by reference before you decide to buy our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is April 2, 2025.

Please read this prospectus carefully. We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in and incorporated by reference into this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in and incorporated by reference into this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We further note that the representations, warranties and covenants made by us in any document that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements in this prospectus may contain “forward-looking statements” within the meaning of the federal securities laws. Our forward-looking statements include, but are not limited to, statements about us and our industry, as well as statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Additionally, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. We intend the forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

-	our lack of operating history;

-	our relationships with our current customers;

-	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

-	our estimates regarding future revenue, expenses and needs for additional financing;

-	our ability to compete in our industry;

-	our ability to expand the number of retail stores that sell our products;

-	our ability to expand the production of our products;

-	the impact of governmental laws and regulation;

-	difficulties with certain vendors, suppliers and distributors we rely on or will rely on;

-	failure to maintain our corporate culture as we grow and changes in consumer recognition of our brand;

-	changes in senior management, loss of one or more key personnel or an inability to attract, hire, integrate and retain highly skilled personnel;

-	the ability of our product to perform in a safe and efficient manner; and

-	our ability to adapt and respond effectively to rapidly changing technology, evolving industry standards and changing customer needs or requirements.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth under the section of this prospectus entitled “Risk Factors” elsewhere in this prospectus. The factors set forth under the “Risk Factors” section and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

THE COMPANY

This summary highlights information about our company, this offering and information contained in greater detail in other parts of this prospectus or incorporated by reference into this prospectus from our filings with the Securities and Exchange Commission (“SEC”) listed in the section entitled “Information Incorporated by Reference.” Because it is only a summary, it does not contain all of the information that you should consider before purchasing our securities in this offering and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus, the registration statement of which this prospectus is a part, and the information incorporated by reference into this prospectus in their entirety, including the “Risk Factors” and our financial statements and the related notes incorporated by reference into this prospectus, before purchasing our securities in this offering.

Unless the context indicates otherwise, as used in this prospectus, the terms “we,” “us,” “our,” “the Company,” “Innovative Eyewear” and “our business” refer to Innovative Eyewear, Inc.

Our Company

We develop and sell smart eyeglasses and sunglasses, which are designed to allow our customers to remain connected to their digital lives, while also offering prescription eyewear and sun protection. Founded and headquartered in Miami, Florida, we were initially organized as a Florida limited liability company effective August 15, 2019. We were founded by Lucyd Ltd., the inventor and licensor of the technology that our products are based upon, which is a portfolio company of Tekcapital Europe Ltd. (“Tekcapital”). Tekcapital is a U.K. based university intellectual property accelerator which builds portfolio companies around new technologies. On March 26, 2020, we converted from a Florida limited liability company into a Florida corporation.

Our smart eyewear products enable the wearer to listen to music, take and make calls, and use voice assistants and ChatGPT to perform many common smartphone tasks hands-free. Since the official launch of our first commercial product, our goal has been to create smart eyewear for all-day wear that looks like and is priced similarly to designer eyewear, but is also lightweight and comfortable, and enables the wearer to remain connected to their digital lives. Through our various product offerings as described below, we have created a smart upgrade for all four of the major types of eyewear: prescription eyeglasses, ready-to-wear sunglasses, safety glasses, and sport glasses.

●	Our core product line, Lucyd Lyte® (which includes the Lyte XL units), was first introduced in 2021 and continues to grow and expand with the ongoing addition of new styles and multiple technological upgrades and advancements. The Company is continuously iterating and improving its frame lineup, offering a mixture of “Lucyd icons” (styles that have consistently performed well since the introduction of Lucyd Lyte) and new styles seasonally to align with market trends and evolving consumer demand. We currently offer 13 different models under the Lucyd Lyte collection.

●	In January 2024, we launched the Nautica® Powered by Lucyd smart eyewear collection in eight different styles, along with various branded accessories including a power brick, cleaning cloth, and a slipcase adorned with the iconic Nautica sail logo. This collection introduced the Company’s first “global fit” style, which supports low nose bridge customers.

●	In April 2024, we launched the Eddie Bauer® Powered by Lucyd smart eyewear collection in four different styles, which showcases the first-to-market rimless smart eyewear design. We believe the Eddie Bauer collection is the Company’s most premium product to date, and features brushed titanium hardware, improved sound quality, and includes the patent-pending Lucyd dock with every unit.

●	In October 2024, we launched the Lucyd Armor line, an ANSI-certified smart safety glass designed for all-day wear. This new line provides all the powerful features of Lucyd eyewear in a stylish safety wrap.

●	We plan to launch the Reebok® Powered by Lucyd sport smart sunglasses collection in the second quarter of 2025, and launch the Reebok® Powered by Lucyd premium optical collection in the fourth quarter of 2025.

Our current product offering consists of 26 different models (soon to increase to 34 different styles with the pending launch of the Reebok® sport collection), which offers a similar amount of style variety as many traditional eyewear collections. All styles are each available with 100+ different lens types, resulting in thousands of variations of products currently available. We believe our brand partnerships play a significant role in our revenue growth by offering a more diversified product line that speaks to consumers from different demographics (for example, Nautica® generally appeals to a more fashion-forward customer than Lucyd Lyte, and Eddie Bauer® generally appeals to an older demographic than our other lines).

Some of the many things our customers can do with their Lucyd smartglasses include:

1.	“Send a voice message to (contact)”: this command begins the recording of an audio message to be sent to named contact.

2.	“Send a text to (contact)”: begins recording of a speech-to-text message to be sent by SMS to named contact.

3.	“Call (contact)”: speed-dials the named contact.

4.	“Send $___ to (contact)”: this command allows our user to send money to a contact via Venmo or Apple Pay. Follow the digital assistant’s prompts to confirm.

5.	“Check my messages”: this command reads out our user’s latest incoming text messages and offers a prompt to reply to each. Close out the digital assistant to end the readout.

6.	“Check my mailbox”: this command announces the number of unread emails, and reads them out with a prompt to continue after each one. In the prompt after each one, our customers can tell their digital assistant “Reply” and dictate an email response to the previous email.

7.	“Find (cuisine type) food nearby”: this command reads through a list of nearby restaurants and their ratings, and prompts our user for directions or to call after each one.

8.	“Call me an Uber”: this command prompts the user on which type of Uber ride they want, then asks to confirm to send a car to our user’s location.

9.	“What time is it?”: announces the current time.

10.	“Play (song/album/artist)”: this command begins playing the requested song, album, or artist via Apple Music.

11.	“Get me directions to (location)”: this command begins navigating on phone, with audible directions on glasses.

12.	“Take a memo”: this command begins recording a speech-to-text memo in Notes. Say “Read my Notes” to play back.

Since the launch of Lucyd Lyte, we witnessed growing interest and demand from customers throughout the United States and have sold thousands of our smart glasses. We believe smart eyewear is a product category whose time has come, and we believe we are well positioned to capitalize on and help develop this exciting new sector – where eyewear meets electronics in a user-friendly, mass market format, priced similarly to designer eyewear.

The Company currently has 115 patents and applications, 44 of which were licensed from Lucyd Ltd., 25 assigned directly to Innovative Eyewear, and 46 licensed from Ingeniospec.

In April 2023, we introduced a major software upgrade for our glasses with the launch of the Lucyd app for iOS and Android. This free application enables the user to converse with the extremely popular ChatGPT AI language model on our glasses, to instantly gain the benefit of one of the world’s most powerful AI assistants in a hands-free ergonomic interface. The app deploys a powerful and unique Siri integration with the Open AI API for ChatGPT, as well as a Bixby integration for Samsung phones, developed internally by the Company. The Company has filed a patent application related to this software.

In the second quarter of 2024, we added a “Pro” version of the app, which provides unlimited ChatGPT interactions and priority tech support for a modest monthly or annual fee. This is a new revenue stream for our business, and represents our first diversification in product revenue from frames and lenses.

In July 2024, we launched a new feature called “Walkie” for the Lucyd app, which enables thousands of users to join each other on walkie-talkie style communication channels. This feature was designed with the new Lucyd Armor smart safety glass product in mind, to enable coworking teams to communicate freely on smart eyewear. We plan to launch more new features for the Lucyd app in the future, such as an audio equalizer enabling the user to optimize sound output for different types of content such as calls and podcasts, and touch control customizations.

We believe these developments make our Lucyd eyewear perhaps the smartest smartglasses available today, and represent a significant marketing opportunity for our core smartglass products.

A large part of our strategy is not just to provide a leading smart eyewear platform, but to build a highly functional mobile software and interactive retail fixture ecosystem to support user adoption and “stickiness” with our products. We have engineered and provided a variety of virtual try-on kiosks, modular display systems, and interactive LCD fixtures to fit any retail environment. These devices introduce our products to prospective retail customers and enable them to digitally try-on our line of smart glasses in a touch-free manner. Many of our retail fixtures allow for customization to suit our retail store partners’ needs, and the most recently developed fixtures feature a proprietary kiosk app we recently developed in-house. Our most advanced displays offer a complete Lucyd experience, including virtual try-on, social media content, detailed product info and videos, and seamless music demos – which overall provide an immersive onboarding experience for prospective customers in retail stores carrying our frames.

Our Market Opportunity

One of our key opportunities is converting traditional eyeglass and sunglass wearers to smart eyewear consumers since these customers are already familiar with wearing optical products. According to a 2021 report of the Vision Council, a non-profit trade association that serves member companies of the optical industry, there are approximately 167 million adults wearing prescription eyeglasses in the United States.

According to the Vision Council, the total addressable market for eyewear in the U.S. was $68 billion in 2024, growing at about 2.7% from 2023. The smartglass market size was estimated at $1.9 billion worldwide in 2024, and is expected to grow at a compounded annual growth rate of 27% from 2025 to 2030 according to Grand View Research.

At the same time, the market for digital assistants like Siri, Google Voice, Bixby and Alexa has grown rapidly worldwide in recent years, estimated at over 8 billion voice assistant-enabled devices in use in 2024, doubling the amount from 2020 and indicating strong proliferation of voice-controlled devices. We view the popularity of voice assistants as an important catalyst for the smart eyewear market, since hands-free access to voice-based AI is a notable feature thereof and a key advantage of our products over standalone smartphone usage.

The common denominator among markets for the hearables and digital assistants is that they facilitate real-time access to digital data, whether it is through music, calls, navigational directions, or information, among other uses. The combination of hearables and digital assistants provides a transparent, ergonomic interface between the users and their digital lives. At Innovative Eyewear, we are dedicated to a touch-free interface and untethering our customers’ eyes from their smartphone screens, through our smart eyewear product.

The synergistic fusion of these three markets (eyewear, digital assistants, and hearables) enables, in our view, an opportunity to create a completely new experience of connected eyewear, which smoothly delivers the functionality of both optical glasses and headphones, eliminating the need for either on its own. Nevertheless, several orthodoxies of the eyewear industry still hold, namely: if you want to sell a lot of eyewear, we believe it should be attractive, stylish, comfortable (e.g., lightweight, which we believe to be approximately one ounce) and cost roughly the same as traditional eyewear. This is what we have sought to achieve, and in our view have accomplished with the introduction of Lucyd Lyte eyewear.

A key indicator of the potential future success of smart eyewear in the consumer market is the rise of smartwatches, which as early as 2018 have intermittently surpassed traditional wristwatches in unit sales in the United States. We believe that the similarities between smartwatches and smart eyewear compared to their traditional counterparts indicate that the future of eyewear will also be smart.

Our Business Strategy

When we initially organized Innovative Eyewear four years ago, there was, in our view, no attractive smart eyewear that addressed the basic consumer need for good-looking designer glasses that were stylish, comfortable, lightweight, provided the functionality of hearables, and priced around the same as regular glasses.

At the core of our strategy are the following principles:

1.	Consumers prefer smart eyewear that looks and feels like traditional glasses and sunglasses; this is a key element in the design of all of our frames, and makes it easier for traditional eyewear users to switch to our products.

2.	For a smart eyewear line to achieve mass market penetration, it should cost a similar amount to traditional designer eyewear, especially while the category is still emerging and most consumers and not yet familiar with it.

3.	Smart eyewear must be user-friendly and have an interface that is easy to navigate by the wearer, even when their hands are wet or gloved. As such, we deploy highly tactile interfaces on our eyewear.

4.	The battery life of smart eyewear should be sufficient to support smart functionalities throughout the day without needing to be recharged mid-day.

5.	Rather than burdening our hardware with mechanical features such as cameras and microdisplays which may be unnecessary for many users, we instead leverage software platforms that can add functionality without increasing the weight or size of the frames.

6.	By adhering to the above principles, we can eliminate any “costs of switching” from traditional eyewear to smart eyewear, and build customer lifetime value by offering a more powerful combination of fashion, smart features, and vision correction and protection than available from other companies.

All of our products are designed in Miami, manufactured in China, and sold through e-commerce channels, including on our website (Lucyd.co), BestBuy.com, DicksSportingGoods.com, Brookstone.com, Walmart.com, Target.com, and Amazon.com, and sold by over 300 optical and sporting goods retailers. Additionally, we are pursuing online and in-store big box retailers, and in-store and online specialty retailers. Based on the existing demand for our products, current distribution, and recently consummated supply agreements, we anticipate that our products will be available in a significant number of new third-party retail locations in 2025.

We believe that people care about what they wear on their faces, and because we understand that customers have diverse preferences about the shape, size, and design of their eyewear, we aim to continuously introduce new models in an effort to offer a wide variety of designs. We continuously present new models of eyewear to our network of followers to vote on those styles they find most appealing. We view this as community-approved design.

Competition

The smart eyewear industry in which we operate is competitive and subject to changes in practice. While we believe that our products are hybrid of eyeglasses and audio technology, which gives us a unique product that provides us with competitive advantages, we may face competition from many different entities now and in the future.

All of our competitors have substantially greater manufacturing, financial, research and development, personnel, and marketing resources than we do. As a result, although we believe our products are currently superior, our competitors may be able to develop superior products, and compete more aggressively and sustain their competitive advantage over a longer period of time than us. Our products may be rendered obsolete in the face of competition.

Our Competitive Strengths

A Unique Solution to a Common Problem. While immensely useful, smartphones can present a safety hazard to motorists, pedestrians, and cyclists because smartphones can distract people from the task or activity at hand. According to the Governors Highway Safety Association, there were over 7,000 pedestrian deaths in the U.S. in 2023, and experts believe smartphones were partially to blame. Recent data from the Governors Highway Safety Association indicates that since 2010, the number of pedestrian deaths rose by 77%, while all other traffic deaths increased by 22% (Pedestrian Traffic Fatalities by State: 2022 Preliminary Data – (https://www.ghsa.org/resources/Pedestrians24). We believe that the distraction created by smartphones originates in two forms: (1) via headphones or earbuds, where the user is deprived of full audible situational awareness; and (2) via the visual interface of the phone, which distracts the user completely from their surroundings. Lucyd Lyte open-ear audio helps address this problem by having the speakers mounted at the temples (in the arms) of the glasses. There is nothing in the ear canal and, as a result, individuals can better maintain situational awareness, such as hearing the traffic around them, as well as nearby sounds. Many of our competitors have relatively bulky speakers enclosed within the temples, while Lucyd Lyte’s speakers and temples are thin, which allows them to look similar to traditional designer glasses. Furthermore, through the quick and easy touch controls on the Lucyd Lyte, the wearer can perform many tasks for which they would normally pull out their phone - thus our glasses help untether the eyes of the user from their smartphones throughout the day and enable them to remain more visually vigilant and aware of the traffic around them.

Affordable Price Point. Our Lucyd Lyte eyewear provides both optical-quality glasses and a Bluetooth headset together, at roughly the same price as a traditional pair of designer glasses, which is core to the disruptive potential of our product. Our Lucyd Lyte line of smart eyewear enables prescription and sunglass wearers to interact with digital assistants and social media without having to take their eyes off the road and are nearly hands-free, thereby improving the safety and convenience of taking calls, listening to music, and audibly accessing digital information on the go. The Manufacturer’s Suggested Retail Price (“MSRP”) for Lucyd Lyte 2.0 eyewear starts at $149, with advanced options and customizations available at higher price points, which are at the discretion of the customer. A basic prescription lens upgrade is offered for $40. By comparison, most of our U.S.-based competitors offer products that are more expensive, starting at approximately $249 or higher, with higher costs to add prescriptions.

Quality. All of our frames can be outfitted in-house or by optical resellers with any combination of prescription, sunglass, reading, and blue light lens formats. Our frame fronts are made with what we believe are high quality optical materials to ensure easy lens fitting by any optician.

Customizable Product Offering. There are 100+ lens types available for Lucyd Lyte, making it the most customizable smart eyewear in the world. Innovative Eyewear has a partnership with a high-quality optical lab in Boston to produce prescription and custom lenses for our frames quickly and affordably. Our contract with a third-party optical lab also allows us to offer direct prescription fulfillment to our customers.

Comfort. At just 1.0 - 1.5 ounces, our eyewear has a feather-light fit, suitable for all day vision correction or sun protection (traditional glasses weigh about one ounce). This is especially important while on the go. Our 1.0 ounce titanium aviators are among the lightest smart eyewear ever made.

Long Battery Life. At 12 hours of playback per charge, our current product offering of Lucyd eyewear outpaces most, if not all, of the competition on battery life.

Capital Light Business Model. All of our products are sold through multiple e-commerce channels, including on our website (Lucyd.co), BestBuy.com, DicksSportingGoods.com, and Amazon.com, and are distributed through optical or other retailers (such as, but not limited to, Metro Optics Eyewear and Marca Eyewear Group, Inc.). We believe this capital light approach is highly scalable and efficient in the deployment of resources. We view “capital light” as being more efficient by obviating the need to build factories and retail stores, while partnering with existing companies in both of these groups.

Multiple-Channel Approach. We sell our products both through multiple online channels and multiple categories of brick-and-mortar retail stores. We believe this multi-channel approach provides us with an advantage against our competitors who sell in a narrower selection of channels.

Experienced Management Team. We have an experienced board of directors with more than 100 years of combined experience in the eyewear industry, and a management team with substantial experience in software and electronics engineering and operating eyewear and technology companies.

Corporate Information

We were initially organized as a limited liability company under the laws of the State of Florida on August 15, 2019. We converted the Company from a Florida limited liability company into a Florida corporation on March 25, 2020. Our principal executive office is located at 11900 Biscayne Blvd., Suite 630, North Miami, FL, 33181, and our phone number is (786) 785-5178. We maintain a website at www.lucyd.co. Following the effectiveness of the registration statement of which this prospectus is a part, we intend to announce material information to the public through filings with the SEC, the investor relations page of our website, as well as press releases, public conference calls, and investor conferences.

The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus and investors should not rely on such information in deciding whether to purchase shares of our common stock.

Our “Lucyd” logo, the Lucyd Lyte name and the slogan “Upgrade your Eyewear” and our other registered or common law trademarks mentioned in this prospectus are the exclusive licensed property of Innovative Eyewear Inc. Other trade names, trademarks, and service used in this prospectus are the property of their respective owners.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined under the Securities Act of 1933, as amended (the “Securities Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

-	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

-	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (or the Sarbanes-Oxley Act);

-	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

-	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period. We will remain an emerging growth company until the earliest to occur of: (i) our reporting $1.235 billion or more in annual gross revenues; (ii) the end of fiscal year 2028; (iii) our issuance, in a three year period, of more than $1 billion in non-convertible debt; and (iv) the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million on the last business day of our second fiscal quarter.

We have elected to take advantage of certain of the reduced disclosure obligations and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, after we cease to qualify as an “emerging growth company,” certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the ability to provide only two years of audited financial statements, instead of three years.

The Offering

Outstanding Common Stock	As of March 31, 2025, there were 2,452,632 shares of common stock issued and outstanding.

Common Stock Offered	Up to 417,453 shares of common stock for sale by the selling stockholders for their own account.

Selling Stockholders	The selling stockholders are set forth in the Section entitled “Selling Stockholders” of this reoffer prospectus on page 11.

Proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the stock options by those who receive or received options under the 2021 Plan and exercise such options for cash. Any cash proceeds will be used by us for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors” on page 10 of this prospectus

Nasdaq Symbol	“LUCY”

Risk Factors

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 24, 2025, and our other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

SELLING STOCKHOLDERS

The following table sets forth (a) the name and position or positions with the Company of each Selling Stockholder; (b) the aggregate of (i) the number of shares of Common Stock held by each Selling Stockholder as of the date of this prospectus and (ii) the number of shares issuable upon exercise of options granted to each Selling Stockholder under the 2021 Plan that are being registered pursuant to this Registration Statement for resale by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock to be beneficially owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Common Stock by such Selling Stockholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

To our knowledge, none of our officers and directors have a present intention to offer shares of Common stock for sale, although they retain the right to do so.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Any changed information will be set forth in an amendment to the Registration Statement or supplement to this reoffer prospectus, to the extent required by law.

Selling Stockholder	Principal Position with the Company(1)	Shares Owned Prior to Resale(2)		Number of Shares Offered for Resale(3)	Shares Beneficially Owned After Resale(4)
		Number	Percent		Number	Percent
Harrison Gross(5)	Chief Executive Officer and Chairman of the Board	97,100	3.81%	57,600	39,500	1.55%
Konrad Dabrowski(6)	Co-Chief Financial Officer	58,900	2.35%	50,400	8,500	*
David Eric Cohen.(7)	Chief Technology Officer	48,534	1.94%	43,200	5,334	*
Oswald Gayle(8)	Co-Chief Financial Officer	38,566	1.55%	32,400	6,166	*
Jaoquin Abondano(9)	Chief Operating Officer	33,134	1.33%	28,800	4,334	*

*	Less than 1%.

(1)	All positions described are with the Company, unless otherwise indicated.
(2)	Represents common stock owned on or about the date hereof by the Selling Stockholders and shares of common stock that are issued or to be issued, or which may be acquired upon the exercise of stock options issued or to be issued, or vesting of restricted stock awards issued or to be issued, pursuant to the 2021 Plan as of April 2, 2025.
(3)	Represents only shares of common stock that are issued or to be issued, or which may be acquired upon the vesting of restricted stock awards issued or to be issued, pursuant to the 2021 Plan. These shares constitute “control securities” as such term is defined in General Instruction C to Form S-8.
(4)	Percentage is computed with reference to 2,452,632 shares of our Common Stock outstanding as of March 31, 2025 and assumes for each Selling Stockholder the sale of all shares offered by that particular Selling Stockholder under the Prospectus.
(5)	The securities to be registered for resale by Mr. Gross include 57,600 shares of common stock issued pursuant to the 2021 Plan. The securities to be registered for resale by Mr. Gross will vest over a three-year period, with 1/6 of his registered shares vesting on April 2, 2025, August 19, 2025, April 2, 2026, August 19, 2026, April 2, 2027, and August 19, 2027.

(6)	The securities to be registered for resale by Mr. Dabrowski include 50,400 shares of common stock issued pursuant to the 2021 Plan. The securities to be registered for resale by Mr. Dabrowski will vest over a three-year period, with 1/6 of his registered shares vesting on April 2, 2025, August 19, 2025, April 2, 2026, August 19, 2026, April 2, 2027, and August 19, 2027.
(7)	The securities to be registered for resale by Mr. Cohen include 43,200 shares of common stock issued pursuant to the 2021 Plan. The securities to be registered for resale by Mr. Cohen will vest over a three-year period, with 1/6 of his registered shares vesting on April 2, 2025, August 19, 2025, April 2, 2026, August 19, 2026, April 2, 2027, and August 19, 2027.
(8)	The securities to be registered for resale by Mr. Gayle include 32,400 shares of common stock issued pursuant to the 2021 Plan. The securities to be registered for resale by Mr. Gayle will vest over a three-year period, with 1/6 of his registered shares vesting on April 2, 2025, August 19, 2025, April 2, 2026, August 19, 2026, April 2, 2027, and August 19, 2027.
(9)	The securities to be registered for resale by Mr. Abondano include 28,800 shares of common stock issued pursuant to the 2021 Plan. The securities to be registered for resale by Mr. Abondano will vest over a three-year period, with 1/6 of his registered shares vesting on April 2, 2025, August 19, 2025, April 2, 2026, August 19, 2026, April 2, 2027, and August 19, 2027.

The Company may supplement this prospectus from time to time as required by the rules of the Commission to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our Common Stock by the Selling Stockholders pursuant to this prospectus. However, we will receive the exercise price of any Common Stock issued to the Selling Stockholders upon cash exercise by them of their options. We would expect to use these proceeds, if any, for general working capital purposes. We have agreed to pay the expenses of registration of these shares.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Stockholder” means and includes:

-	the persons identified in the table above as the Selling Stockholders;

-	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the 2021 Plan; and

-	any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our Common Stock offered by this prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Common Stock offered hereby. The distribution of the Common Stock by the Selling Stockholders may be effected: in one or more transactions that may take place on The NASDAQ Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on The NASDAQ Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our Common Stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Common Stock. The broker-dealer may then resell or otherwise transfer such shares of Common Stock pursuant to this prospectus.

The Selling Stockholders also may lend or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may sell the shares of Common Stock so lent, or upon a default the broker-dealer may sell the pledged shares of Common Stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock the Selling Stockholders.

Although the shares of Common Stock covered by this prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Common Stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock offered hereby. However, the Selling Stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock offered pursuant to this prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities being offered herein has been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

Experts

Cherry Bekaert LLP, our independent registered public accounting firm, has audited our consolidated financial statements for the years ended December 31, 2024 and 2023, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in this prospectus and in the registration statement in reliance on Cherry Bekaert LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. We are required to file electronic versions of those materials with the Commission through the Commission’s EDGAR system. The Commission maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. You can read and copy the reports, proxy statements and other information filed by the Company with the Commission at such Internet site.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we have omitted, in accordance with the rules and regulations of the Commission. You should refer to the full Registration Statement for further information with respect to the Company and our Common Stock.

Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereto.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act made subsequent to the date of this prospectus until the termination of the offering of the securities described in this prospectus (other than information in such filings that was “furnished,” under applicable SEC rules, rather than “filed”). We incorporate by reference the following documents or information that we have filed with the SEC:

-	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 24, 2025;

As a smaller reporting company, we also are incorporating by reference any future information filed (rather than furnished) by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial filing of the registration statement of which this prospectus is a part and before the effective date of the registration statement and after the date of this prospectus until the termination of the offering. Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus. You should direct requests for documents to:

Innovative Eyewear, Inc.

11900 Biscayne Blvd.

Suite 630

North Miami, FL 33181

Attention: Harrison Gross, CEO

This prospectus is part of a registration statement we filed with the SEC. That registration statement and the exhibits filed along with the registration statement contain more information about us and the shares in this offering. Because information about documents referred to in this prospectus is not always complete, you should read the full documents which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s website.

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at www.lucyd.co. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

INNOVATIVE EYEWEAR, INC.

417,453 Shares of

Common Stock

REOFFER PROSPECTUS

April 2, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

Included in the reoffer prospectus which is part of this registration statement

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby will be passed upon by Ellenoff Grossman & Schole LLP, counsel to the Registrant.

Item 6.	Indemnification of Officers and Directors.

The Florida Business Corporation Act authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our second amended and restated articles of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Florida Business Corporation Act. Our second amended and restated bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Florida Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Number	Description
4.1	2021 Equity Incentive Plan*
5.1	Opinion of Ellenoff Grossman & Schole LLP*
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)*
23.2	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm*
24.1	Power of Attorney (included in the signature page to this Registration Statement)*
107	Filing Fee Table*

*	Filed herewith.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on April 2, 2025.

Innovative Eyewear, Inc.

By:	/s/ Harrison Gross
	Name:	Harrison Gross
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Harrison Gross, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harrison Gross	Chief Executive Officer and Director	April 2, 2025
Harrison Gross	(Principal Executive Officer)

/s/ Konraad Dabrowski	Co- Chief Financial Officer	April 2, 2025
Konrad Dabrowski

/s/ Oswald Gayle	Co- Chief Financial Officer	April 2, 2025
Oswald Gayle	(Principal Financial and Accounting Officer)

/s/ Kristen McLaughlin	Director	April 2, 2025
Kristen McLaughlin

/s/ Louis Castro	Director	April 2, 2025
Louis Castro

/s/ Olivia C. Bartlett	Director	April 2, 2025
Olivia C. Bartlett